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                                                                      EXHIBIT 11

                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share


Net earnings per share - basic and Net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                                         For the quarter
                                                                          ended March 31,
                                                                      2001              2000
                                                                  --------------    -------------
Net Earnings                                                       $11,897             $ 3,767

Average common shares outstanding                                   18,014              19,029

Net earnings per share - basic                                     $  0.67             $  0.20

Average common share equivalents outstanding                        19,488              19,100

Net earnings per share - diluted                                   $  0.62             $  0.20
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